Exhibit 99.4

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Registration Statement of Seagate Technology on Form S-4 and in the Joint Proxy Statement/Prospectus of Seagate Technology and Maxtor Corporation, which is part of the Registration Statement, of our opinion dated December 20, 2005 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary—Opinion of Seagate’s Financial Advisor”, “Seagate Proposal 1 and Maxtor Proposal 1—The Merger—Background of the Merger” and “—Opinion of Seagate’s Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/S/ MICHAEL WYATT

Menlo Park, CA

March 10, 2006